UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

(X)     CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report - April 20, 2004

PEOPLES FINANCIAL SERVICES CORP.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	000-23863	23-2931852
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 Main Street, Hallstead, PA 18822
(Address of Principal Executive Officer)
(570) 879-2175
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if changed since last report)

Item 1. Changes in Control of Registrant
Not Applicable

Item 2. Acquisition or Disposition of Assets
Not Applicable

Item 3. Bankruptcy or Receivership
Not Applicable

Item 4. Changes in Registrant's Certifying Accountant
Not Applicable

Item 5. Other Events
Registrant files this Current Report on Form 8K to submit a copy of Registrant's Press Release of Peoples Financial Services Corp., dated April 20, 2004, regarding first quarter earnings
Item 6. Resignations of Registrant's Directors
Not Applicable

Item 7. Financial Statements and Exhibits
(a) Not Applicable.
(b) Not Applicable.
(c) Exhibit:
99 Press Release of Peoples Financial Services Corp. dated April 20, 2004, regarding first quarter earnings

Item 8. Change in Fiscal Year
Not Applicable

Item 9. Regulation FD Disclosure
Not Applicable

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES FINANCIAL SERVICES, CORP.
(Registrant)

/s/ Debra E. Dissinger
Dated April 20, 2004	By Debra E. Dissinger
Executive Vice President

EXHIBIT INDEX

		Page Number
		in Manually
Exhibit		Signed Original
99	Press Release of Peoples Financial Services	3
	Corp. dated April 20, 2004.

EXHIBIT 99

Peoples Financial Services Corp Announces First Quarter Earnings and Dividend

A regular dividend of $0.18 per share was declared on March 26, 2004. The dividend, which compares to $0.16 in the same period in 2003, will be payable on May 16, 2004, to shareholders of record on April 30, 2004.

Also announced was consolidated first quarter earnings of $1,297,000, which compares to $1,294,000 in the first quarter of 2003. Higher transfers to reserve for possible loan losses were a contributing factor as were continued pressure on net interest margins.

Total assets, deposits, and loans each had modest growth compared to 2003.

	2004	2003
Assets	$372,684,000	$352,217,000	+ 5.8%
Deposits	$278,073,000	$263,296,000	+ 5.6%
Loans	$236,634,000	$225,373,000	+ 5.0%

Market value of PFIS common stock was the big gainer with a per share bid price of $33.35 on March 31, 2004, vs. $22.87 on March 31, 2003, a gain of almost 46%.

Peoples Financial Services Corp is the parent company of Peoples National Bank, an independent community bank with offices in the Hallstead Plaza, Hop Bottom, Susquehanna and Montrose in Susquehanna County, PA; Nicholson, Tunkhannock, and Meshoppen in Wyoming County, PA; and in Conklin, Broome County, NY.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for prices for the Company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.